As filed with the Securities and Exchange Commission on January 26, 2024

Registration No. 333-255548

Registration No. 333-264753

Registration No. 333-271844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255548

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264753

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271844

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAIN ONCOLOGY INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1130967
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

600 West Chicago Avenue, Suite 150

Chicago, IL 60654

(Address of Principal Executive Offices, including Zip Code)

Rain Oncology Inc. 2021 Equity Incentive Plan

Rain Oncology Inc. 2021 Employee Stock Purchase Plan

Rain Oncology Inc. Amended and Restated 2018 Stock Option/Stock

Issuance Plan

(Full title of the Plans)

Ryan Fukushima

Chief Executive Officer

c/o Pathos AI, Inc.

600 West Chicago Avenue, Suite 150

Chicago, IL 60654

Tel. (312) 765-7820

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Mitchell S. Bloom, Esq.

Robert Masella, Esq.

Jean A. Lee, Esq.

100 Northern Ave

Boston, MA 02210

(617) 570-1000

Ryan A. Murr

Branden C. Berns

Robert Phillips

Chris Trester

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

(415) 393-8373

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Rain Oncology Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission.

•	Registration Statement on Form S-8 (No. 333-255548) pertaining to the registration of (i) 3,209,356 Shares issuable under the Rain Oncology Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 256,749 Shares issuable under the Rain Oncology Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 1,530,495 Shares issuable under the Rain Oncology Inc. Amended and Restated 2018 Stock Option/Stock Issuance Plan.
•	Registration Statement on Form S-8 (No. 333-264753) pertaining to the registration of (i) 1,059,032 Shares issuable under the 2021 Plan and (ii) 264,758 Shares issuable under the 2021 ESPP.
•	Registration Statement on Form S-8 (No. 333-271844) pertaining to the registration of (i) 1,451,611 Shares issuable under the 2021 Plan and (ii) 362,902 Shares issuable under the 2021 ESPP.

The Registrant is filing this Post-Effective Amendment to withdraw and remove any unissued and unsold securities issuable by registration pursuant to the above-referenced Registration Statements.

On December 13, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pathos AI, Inc., a Delaware corporation (“Parent”), and WK Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on January 26, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share (other than Excluded Shares or Dissenting Shares, each as defined in the Merger Agreement) was cancelled and converted into the right to receive (i) $1.16 in cash per Share, without interest, plus (ii) one contingent value right per Share (a “CVR”), which CVR shall represent the right to receive potential payments pursuant to the Contingent Value Rights Agreement, entered into among Parent, Merger Sub, Equiniti Trust Company, LLC and Fortis Advisors LLC.

In connection with the effectiveness of the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, on January 26, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

RAIN ONCOLOGY INC.

/s/ Ryan Fukushima
Name: Ryan Fukushima Title: Chief Executive Officer